Exhibit 10(c)

April 14, 2011

Gary G. Lynch
New York, New York

Dear Gary:

We are pleased that you are considering joining Bank of America Corporation (the “Company” or “Bank of America”) in New York, New York. This letter confirms the terms of our offer with respect to your planned employment. You will join the Company as the Global Chief of Legal, Compliance and Regulatory Relations, reporting to the Chief Executive Officer of the Company. The details of our offer are outlined below.

Anticipated Start Date

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We anticipate that your first day of employment will be September 1, 2011 or such earlier date that is permitted by your current employer and that you begin work upon (the date your employment with the Company commences, “Start Date”).

Compensation

Signing Bonus

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You will receive a one-time signing bonus of One Hundred Fifty Thousand Dollars ($150,000) within thirty (30) days of your Start Date (“Signing Bonus”). This Signing Bonus is being paid to encourage you to accept our offer and to begin your employment with the Company on an expedited basis. This Signing Bonus payment must be repaid to the Company within thirty (30) days should you voluntarily terminate your employment within twelve (12) months of your receipt of payment as is reflected in the attached Reimbursement Agreement For Signing Bonuses.

Equity and Non-Equity Incentive Award Buyout Paid in Stock and Long-Term Cash

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To buy out the equity-based awards of your current employer that would be forfeited by you or canceled in connection with your departure from your current employer, commencement of your employment with Bank of America, or execution of this letter agreement, you will receive an award of Restricted Stock Units (the “RSU Award”) under the Bank of America Key Associate Stock Plan valued as of the closing stock price on the Start Date or, if earlier, the date of forfeiture of such awards, provided you submit to your Staffing contact reasonable documentation to validate your loss or forfeiture. There will be no change in this value after the grant date based on the performance of the equity forfeited upon your departure from your current employer.

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To buy out the incentive awards that are not based on your current employer equity and that would be forfeited or canceled in connection with your departure from your current employer, commencement of your employment with Bank of America, or execution of this letter agreement, you will receive a Long-Term Cash award (the “LTC Award”) valued as of the Start Date or, if earlier, the date of forfeiture of such awards payable in cash as described below, provided you submit to your Staffing contact reasonable documentation to validate your loss or forfeiture. There will be no change in this value after the grant date based on the performance of the non-equity investments forfeited upon your departure from your current employer.

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The Company ABS
Candidate GGL

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The grant date for the RSU Award and the LTC Award will be the later of the (1) first business day following your Start Date, and (2) first business day after you submit to the Company reasonable documentation to validate your loss or forfeiture from your current employer as required under this letter.

•	The RSU Award and LTC Award will become earned and vested in accordance with the terms and schedule provided in the respective award agreements.

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The impact of termination of employment on your RSU Award or LTC Award will be as set forth in your RSU Award Agreement and your LTC Award Agreement, respectively. You will receive a detailed package related to these awards shortly after the grant date. This package will include your RSU Award Agreement and LTC Award Agreement, which contain the specific terms of your awards, including vesting and forfeiture provisions, and will in all events be the governing document for your awards, and shall be substantially identical to the form agreements for the RSU Award and LTC Award that are attached to this letter.

Base Salary

•	You will receive a base salary of $850,000, payable on a semi-monthly basis in accordance with the Company's normal payroll practices.

Performance Incentive Awards

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You will be eligible to participate in one of the Company's discretionary performance incentive plans. Performance incentive awards granted under the plan (“Performance Incentive Awards”) acknowledge exceptional performance and are intended to attract and retain top talent for the Company.

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For performance year 2011, you will be eligible to receive a Performance Incentive Award with a target value of $6,150,000, pro-rated based on the number of days you are employed with the Company in 2011. Notwithstanding the immediately preceding sentence, if your Start Date is on or before June 30, 2011, your performance year 2011 Performance Incentive Award will not be pro-rated based on your Start Date.

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This target award is not a commitment for an award in any particular dollar amount. The actual value of such award will be determined by management and reviewed and approved by the Board of Director's Compensation and Benefits Committee (the “Committee”) and therefore could be greater or less than the stated target amount based upon: [i] your overall level of performance and the satisfactory performance of your job objectives; [ii] the performance and contributions of your line of business and / or group; and [iii] the overall success of the Company.

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In order to be eligible to receive a Performance Incentive Award, you must remain continuously employed by the Company or any of its affiliates in good standing through the date the award is actually granted. Performance Incentive Awards are generally granted in February following the close of the applicable performance year.

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Although generally granted in February following the close of the applicable performance year, a portion of this award is offered to you as incentive to encourage you, as a valued associate, to remain employed by the Company. Therefore, the Performance Incentive Award may be granted in any combination of cash, a long term cash award, restricted stock shares / units or other forms of compensation, and will be valued according to the Company's method of valuing all forms of compensation. The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering such compensation for a performance year, including the right to grant awards in any form that Bank of America, in its sole discretion, deems equivalent. In regard to the form in which performance incentive awards are delivered (including, without limitation, vesting), you shall be treated no less favorably than other executive officers reporting directly to the Chief Executive Officer (“Senior Executives”).

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Any award made as part of your Performance Incentive Award is subject to the terms and conditions of the applicable plan document and individual award agreement, if any, and the Equity Award Retirement Eligibility terms set forth below in this offer letter. The Company reserves the right to amend, modify or terminate any of its plans or programs at any time in its sole discretion; provided, however, that any such amendment, modification or termination shall not adversely affect your rights under any award previously granted to you without your consent or your right to Equity Award Retirement Eligibility, and shall comply with Section 409A (as defined below).

Detrimental Conduct and Clawback

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You will not be eligible to be paid the described financial commitments if you engage in “Detrimental Conduct”. In addition, to the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct, the Company will be entitled to recover from you in its sole discretion, any and all component(s) of the financial commitments described herein.

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Detrimental Conduct means (A) any conduct that would constitute “Cause” [(as defined below)] or (B) any one of the following: [i] any act or omission by you resulting or intended to result in personal gain at the expense of the Company; [ii] the improper disclosure by you of proprietary, privileged or confidential information of the Company or a Company client or former client or breach of a fiduciary duty owed to the Company or a Company client or former client; [iii] improper conduct by you including, but not limited to, fraud, unethical conduct, falsification of Company records, unauthorized removal of Company property or information, intentional violation or negligent disregard for the Company's policies, rules and procedures, insubordination, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of the Company, conduct causing reputational harm to the Company or its clients, or the use of the Company's property, facilities or services for unauthorized or illegal purposes; [iv] the performance by you of your employment duties in a manner deemed by the Company to be grossly negligent; [v] the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject the Company to public ridicule or embarrassment; [vi] your taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to the Company during or after your employment with the Company.

Eligibility for Participation in Other Benefit or Incentive Plans

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You will be or may become eligible for other benefit or incentive plans as adopted by the Company from time to time. The terms of these plans shall be determined by the Company or as thereafter amended. Any grants or awards made in accordance with these plans shall be governed by the terms of the applicable plans and the grant or award agreement provided to you at the time of issuance. You will receive perquisites generally no less favorable than those provided to other Senior Executives and shall travel at a level of transportation and accommodation generally no less favorable than provided for other Senior Executives.

Equity Award Retirement Eligibility

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Notwithstanding any language elsewhere in this letter to the contrary, should you voluntarily terminate your employment on or after the second anniversary of your Start Date, or if the Company should terminate your employment for any reason other than for “Cause” (as defined below) on or after the second anniversary of your Start Date, any outstanding equity award(s) and any long-term cash awards previously made to you by the Company will continue to vest and be paid out per the original schedule in the award agreement(s) (and with respect to option or stock appreciation right awards, if any, remain exercisable during their original term), subject to your compliance with any and all covenants and other terms and conditions of the applicable award agreement(s) and execution by you of a General Release Agreement which shall be delivered to you by the Company within ten (10) business days following your termination of employment and executed by you within twenty-five (25) calendar days following delivery in a form to be determined by the Company within its reasonable discretion.

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No Other Financial Commitments

Other than as expressly stated in this letter, you acknowledge that the Company has not extended to you any further bonus or incentive-related commitments. You further acknowledge and understand that with regard to all future bonus or incentive-related commitments, to be effective and binding on the Company, these commitments must be expressly and specifically agreed to in writing, and signed by an authorized officer of the Company.

Payments Subject To Withholdings & Deductions

The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required withholdings and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Cause

For the purposes of this letter, Cause shall mean: [i] your knowing act of fraud or dishonesty in the course of your employment; [ii] your conviction of (or a plea of no contest with respect to) a crime constituting a felony; [iii] your act or omission which causes you or the Company to be in violation of federal or state securities laws, rules or regulations, and / or the rules of any exchange or association of which the Company is a member, including statutory disqualification; [iv] your failure to perform your essential job duties where such failure is injurious to the Company, its business interests or its reputation under circumstances where you have not remedied such failure or deficiency within thirty (30) days of the Company's delivery to you of written notice describing the nature of such failure or deficiency, provided such failure or deficiency can be cured; [v] your material breach of any written policy applicable to your employment with the Company including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or [vi] your material violation of the Company's written Confidentiality Agreement, a copy of which is being provided with this letter.

Notice and Non-Solicitation Restrictions

To further protect the Company's confidential and proprietary information regarding the Company's client and employee relationships, your offer of employment is further conditioned upon your agreeing to the following terms and conditions.

Notice

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You shall provide the Company with one hundred eighty (180) calendar days advance written notice (the “Notice Period”) of your voluntary termination of employment (unless the Company materially breaches this offer letter, in which case such Notice Period shall be sixty (60) calendar days).

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During the Notice Period, you will remain a Company employee and thus cannot become an employee of any other employer. As such, you may be assigned whatever duties and responsibilities (at a senior officer level), if any, the Company decides. Additionally, during the Notice Period, any contact you have with Company clients, potential clients and employees must be consistent with Bank of America's business interests and not in aid of any third party, including a subsequent employer. Any such contacts with clients and prospective clients must be disclosed immediately to your manager. During the Notice Period, you will continue to receive your base salary and certain benefits until separation, but you will not receive any payments or distributions, or accrue any rights to payments or distributions under the Company's discretionary performance incentive plans, pro rata or otherwise; provided that, previously granted incentive awards, including the RSU Award and the LTC Award will continue to vest during the Notice Period.

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Non-Solicitation Restrictions 1

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During your Notice Period, and for one hundred eighty (180) calendar days after the expiration of the Notice Period, you shall not directly or indirectly induce or solicit any employee working for the Company to terminate their employment with the Company; and

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During your Notice Period, and for one hundred eighty (180) calendar days after the expiration of the Notice Period, you shall not directly or indirectly induce or solicit any Company client to terminate or modify its relationship with the Company.

Remedies

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You agree that any breach or threatened breach of the Notice and Non-Solicitation Restrictions will irreparably injure the Company, and money damages will not be an adequate remedy. Therefore, you agree that in the event of a breach or threatened breach of the Notice and Non-Solicitation Restrictions, an injunction should be issued that prohibits you, to the extent allowed by applicable law, from violating or threatening to violate the Notice and Non-Solicitation Restrictions in this offer letter. This is not the Company's only remedy; it is in addition to any other remedy available. Should you not comply with these terms, whether or not you have provided the requisite notice at the time of your resignation, you agree that the Company shall have the right to enforce them by injunctive relief.

•	The terms and conditions of this offer letter, including but not limited to Cause provisions and the Notice and Non-Solicitation Restrictions, do not change your status as an at-will employee.

Benefits

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You will be eligible to participate in the employee benefit plans and programs that Bank of America offers to its associates, subject to the provisions of those plans, and at the same level as other Senior Executives. These benefits include, without limitation, a 401(k) plan, cash balance pension plan, and health and other welfare benefits such as medical, dental, vision, life, and long-term disability insurance. Bank of America also offers paid time off benefits such as occasional illness days, short-term disability, and vacation.

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You will be eligible to enroll in health care coverage the first of the month after you have completed one full month of continuous service, not counting the month you began working. For example, an associate whose employment begins January 1 would be eligible to begin coverage on March 1. To further illustrate, an associate who begins employment on May 25 would become eligible to participate on July 1.

Should you need additional information regarding benefits or other associate programs, feel free to contact the Personnel Center at 1.800.556.6044 (TDD 1.800.930.8044).

Indemnification

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The Company agrees and confirms that your rights to indemnification shall be governed by Bank of America's Certificate of Incorporation, By-Laws and applicable law, and you shall be provided with the same Directors and Officers Liability Insurance coverage as provided for other Senior Executives.

1 The non-solicitation restrictions referenced in this letter are intended to be read harmoniously with similar restrictions contained in the Company's Confidentiality Agreement. To the extent that the terms and conditions of the Confidentiality Agreement are deemed more protective of the Company's interests, those terms and conditions govern.

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Other Terms & Conditions

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“Interim Period.” Assuming that you accept and agree to the terms of this letter, during the period which begins immediately after you sign and date this letter, and ends upon your actual Start Date, you acknowledge and agree that your employment with the Company has not yet begun. You further acknowledge and agree that your employment with the Company will begin on the Start Date when you start work for the Company. During the described interim period, this offer remains subject to rescission / revocation by the Company, in its sole discretion upon discovery of conduct or behavior by you which: [i] if you were already in the Company's employ, would constitute Detrimental Conduct or Cause; [ii] if you were already in the Company's employ, would constitute a breach of the representations and warranties set out in this letter; or [iii] such other behavior or conduct as is plainly and materially injurious to the Company, its business interests or its reputation.

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Employment At Will. The terms of this letter do not imply employment for any specific period of time. Rather, as is the case with all employees within the Company and Bank of America generally, your employment is at will. You have the right to terminate your employment at any time with or without cause or notice, unless it is otherwise required as stated herein, and the Company reserves for itself an equal right, subject to the terms of this letter.

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Background Checks. Any offer with Bank of America is contingent upon the satisfactory completion of various background investigations that include employment and education verification, a federal / national and county level criminal conviction investigation, and a FINRA Pre-Hire review. Prior to the issuance of this offer letter you were required to sign and return the Pre-Hire Authorization, and Fair Credit Reporting Act forms. In addition, if you have not already done so, please complete the background investigation authorization form and return it promptly to your Recruiting contact. All information disclosed must be accurate and complete. You will not be permitted to begin your employment until a successful background investigation has been completed.

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Confidentiality Agreement. This offer is specifically contingent upon your signing the Company's standard form of Confidentiality Agreement, a copy of which is being provided with this letter. Notwithstanding anything to the contrary in the Confidentiality Agreement, nothing therein shall (A) prohibit you from disclosing any information to the extent (i) disclosure is necessary for claims relating to this letter or any other compensatory or other agreement with the Company or to defend yourself in a lawsuit relating to your services with the Company, (ii) disclosure is required by applicable law, a court order or subpoena or an order from a governmental, regulatory or self-regulatory body, or (iii) such information is already in the public domain and not as a result of your violation of the Confidentiality Agreement, or (B) prohibit you from retaining your personal items (including, without limitation, rolodex, blackberry or similar device that was not purchased by the Company for your business use) and any of your personal compensation statements and related documents necessary for your tax calculations.

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Proprietary Rights and Information Agreement. This offer is specifically contingent upon your signing the Company's standard form of Proprietary Rights and Information Agreement, a copy of which is being provided with this letter.

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Company Policies and Procedures. You hereby agree that, effective from and after your Start Date, you will adhere to the Company's policies and procedures applicable to all employees generally, and / or applicable to your position and function within the Company. Upon commencement of your employment, you will be required to execute the Company's standard forms, including if you have not already done so, the Bank of America Applicant Acknowledgment Form, and all other forms and acknowledgements required of employees generally, provided that any conflict between such forms and acknowledgments and the terms of this letter shall be resolved in favor of this letter. These policies and procedures, which you will receive in the context of your orientation, address, among other things, the Bank of America Corporation Code of Ethics (http://investor.bankofamerica.com/phoenix.zhtml?c=71595&p=irol-govconduct), Incentive

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Compensation Recoupment Policy, stock ownership guidelines, compliance rules and regulations, insider trading, outside employment limitations, arbitration of disputes, equal employment opportunity and sexual harassment and information security policies. You should fully familiarize yourself with these policies and procedures as they pertain to your employment. The Company reserves its full discretion to change or modify its policies and procedures, or to adopt / implement new policies.

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Senior Executive Associate Investment and Pre-Clearance Policies. You should also understand as a result of your employment with the Company you will be subject to the Senior Executive Associate Investment and Pre-Clearance Policies which will limit or restrict your ability to buy, sell or recommend securities, including the Company's equity securities on behalf of yourself, your family and other affiliated individuals and limit the broker dealers with whom you maintain your accounts to those approved by the Company. These policies impose quarterly black-out periods involving the Company's equity securities and require prior notice and pre-approval of personal securities related activities. In addition, you will also be subject to Section 16 of the Securities Exchange Act which, among other things, will require that you report your holdings of the Company's equity and derivative securities and any transactions in such securities. You will receive additional information about these restrictions shortly after your Start Date. You hereby agree that, effective from and after your Start Date, you will adhere to and comply with the Company's Senior Executive Associate Investment and Pre-Clearance Policies as directed by the Company. You also agree that if requested, you will execute an online certification acknowledging your receipt of and compliance with these policies and must similarly report all of your brokerage accounts. Also, as an executive officer, you will be subject to any applicable stock ownership guidelines.

You should also be aware that the Company has adopted a policy relating to mutual fund advisory activities and mutual fund share sales, trading, clearing and processing activities respecting (a) market timing of mutual funds, (b) late trading of mutual funds, and / or (c) the dissemination of information concerning Bank of America advised mutual fund portfolio positions. You hereby agree that, effective from and after your Start Date, you will adhere to and comply with the BAC Market Timing and Excessive Trading Prohibitions, which can be found in the Bank of America Corporation Code of Ethics provided on the offer acceptance Web site. Shortly after your Start Date, either through web-based training via the Associate Learning Portal or through interactive voice response system via telephone, you will asked to acknowledge that you have read, understand and agree to comply with the Code and the Policy.

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Immigration Reform and Control Act of 1986 - “Form I-9.” Any offer with Bank of America is specifically contingent upon appropriate work authorization as described below. To comply with the Immigration Reform and Control Act of 1986, you are required to complete an I-9 form and provide documents confirming both your identity and your employment eligibility. The completion of Form I-9 is a two-step process which is outlined in the enclosed document entitled “Preparing For Your First Day.” Under the law, your continued employment depends upon your completion of the I-9 process. If you fail to complete the Form I-9 process before your Start Date, Bank of America will be required to suspend your Start Date until proper completion has been verified, or if circumstances warrant, to revoke and rescind this offer. Please contact your recruiter or Staffing Manager if you have any questions regarding the completion of the I-9 process.

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IRC Section 409A. This offer letter is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 as amended (which, together with the regulations promulgated thereunder and any rulings, notices or other guidance issued by the Internal Revenue Service with respect thereto, is collectively referred to herein as “Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.

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Disputes. This letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. With respect to any disputes, and any suit, action or other proceeding arising from such dispute, relating to this letter or otherwise arising out of your employment with us, each of the parties hereto irrevocably submits to the

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exclusive jurisdiction of any court of competent jurisdiction sitting in New York County, New York, and irrevocably and unconditionally waives any objection to the laying of venue in such court. Each party hereto unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court as having been brought in an inconvenient forum.

Outside Directorships

The Bank of America Corporation Code of Ethics provides basic guidelines of business practice, and professional and personal conduct you are expected to adopt and uphold as a Bank of America associate. You must avoid conflicts - or even the appearance of conflicts - between personal interests and the interests of Bank of America, its shareholders or customers. While it is impossible to define every action that could be reasonably interpreted as a conflict of interest, one area in which potential conflicts of interest may arise involves your activities, employment or other relationships outside the Company.

In general, Bank of America discourages you from serving on a board of a for-profit organization. Associates wishing to serve or continuing to serve as a director of an organization that is not a wholly owned subsidiary of Bank of America or its affiliates (“Outside Director” or “Outside Directorships2") must receive prior approval to do so and must comply with the procedures outlined in the Bank of America Outside Directorship Policy as well as any additional policies in place for your business unit and the Bank of America Corporation Code of Ethics.

The Company reserves the right to deny approval of any Outside Director position in its sole discretion. Further, the Company may rescind any prior approval of an Outside Directorship to avoid any actual or apparent conflict of interest, or for any other reason deemed to be in the best interests of Bank of America.

If you hold any Outside Directorships in any organization prior to your Start Date, you agree and represent to the Company that no later than fifteen (15) business days prior to your Start Date you will have disclosed fully and completely the nature and extent of your Outside Directorships to your Staffing contact. Please provide the requested information on the attached Outside Directorships Disclosure Form.

Further, in the event the Company denies approval of your Outside Director position, you agree that you will as soon as practicable effect your resignation from the Outside Directorship and promptly complete whatever additional documentation may be required to effect your resignation(s).

Representations & Warranties

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“Garden Leave” / Notice Period Obligations. Except as otherwise disclosed in writing to the Company, by signing this letter, you represent to the Company that other than the one hundred eighty (180) calendar day notice requirement owed to your current employer, which the Company acknowledges and you have agreed to adhere to, your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity to accept this offer of employment. In recognition of this 180-day notice period, your employment with the Company will commence on or about September 1, 2011, or any such earlier date as you can demonstrate release from this requirement.

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Solicitation of Business and Former Colleagues. Except as otherwise disclosed in writing to the Company, you further warrant and represent that you are not subject to any restrictive covenants or other continuing obligations that in any way restrict your ability to engage in or solicit any business of any type engaged in by the Company, or to participate in any recruiting or staffing efforts on behalf of the Company.

2 “Outside Directorships” include all directorships or board memberships or committee memberships you hold at the time you sign this letter.

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Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information. You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company's explicit instruction for you not to use or disclose this information in breach and / or violation of your representations and agreement.

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Confidentiality. You agree that to the fullest extent permitted by law, the circumstances surrounding the negotiation of, and the specific terms of this letter, and any and all actions by the Company and you in accordance therewith are strictly confidential and, with the exception of your counsel, legal advisor, tax advisor, immediate family, or as required by applicable law or in connection with your seeking to enforce your rights hereunder, have not and shall not be disclosed, discussed, or revealed to any other persons, entities or organizations, whether within or outside the Company, without the prior written approval of the Company. This provision specifically refers to your co-workers and other associates at Morgan Stanley and within the Company. You further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced in this paragraph to whom disclosure is authorized.

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Regulatory Compliance. Notwithstanding anything herein to the contrary, you expressly acknowledge that any payment of any kind provided by or referenced in this offer letter must comply with all applicable laws, including any other compensation restrictions or requirements imposed by the Company's regulators before or after the date of this letter. If any payment pursuant to this letter would violate applicable law in the reasonable, good faith judgment of the Company after consultation with you and your counsel, you agree to waive your right to, or if permissible, agree to the deferment of, such payment and, to the extent required by any applicable law, to execute a release of any relevant company within Bank of America and any relevant governmental agency from any claim arising from failure of the Company to make, or the requirement of the Company to defer, such payment; provided that, the Company agrees to (i) work in good faith with any applicable regulator to implement the terms of this offer letter in its original form, (ii) if such implementation is not possible, in whole or in part, to use its reasonable best efforts to provide to you the value of any waived amounts in an alternative form that is acceptable to the Company's regulators, and (iii) in any event, generally treat you no less favorably than the other Senior Executives who are scheduled to receive similar payments.

This letter and the attachments referenced herein constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with the Company. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

Gary, we believe that you are capable of making an outstanding contribution to the Company and that we can offer you a challenging and rewarding career at Bank of America.

Please review this letter and return the signed copy on or before April 15, 2011, as this date represents the expiration of this offer.

If you have any questions regarding the contents of this letter, the policies and procedures referenced herein, or if there is any way I can help you further, please do not hesitate to call.

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Sincerely /s/ Andrea B. Smith	Accepted and Agreed: /s/ Gary G. Lynch
Andrea B. Smith Global Human Resources Executive	Gary G. Lynch
Anticipated Start Date: September 1, 2011	Dated: April 14, 2011

Attachments:

•	Bank of America, Protection of Bank of America Confidential Information and Employee and Customer Relationships

•	Proprietary Rights and Information Agreement

•	Bank of America Outside Directorship Policy

•	Outside Directorships Disclosure Form

•	Form RSU Award Agreement

•	Form LTC Award Agreement

•	Reimbursement Agreement (for Signing Bonuses)

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